Exhibit 99.1

Arena Pharmaceuticals, Inc.

Robert E. Hoffman, Vice President, Finance and Chief Financial Officer

858.453.7200

Investor Contact: Russo Partners, LLC	Media Contact: Russo Partners, LLC
Cindy McGee, Vice President	David Schull, President
cindy.mcgee@russopartnersllc.com	david.schull@russopartnersllc.com
619.213.6995	858.717.2310

www.arenapharm.com

Arena Pharmaceuticals Announces First Quarter 2012 Financial Results

and Recent Developments

SAN DIEGO, CA, May 1, 2012 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the first quarter ended March 31, 2012, and reviewed recent developments.

“Lorcaserin has the potential to provide a new treatment option for the medical management of obesity,” said Jack Lief, Arena’s President and Chief Executive Officer. “We are focused on preparing for the May 10 advisory committee meeting for lorcaserin, and look forward to discussing the outcome of the meeting and providing a corporate update following the meeting.”

First Quarter 2012 Financial Results

Research and development expenses continued to decline in the first quarter of 2012 to $14.5 million, compared to $15.9 million in the first quarter of 2011. General and administrative expenses in the first quarter of 2012 decreased to $6.4 million, compared to $6.9 million in the first quarter of 2011.

Total interest and other expense decreased to $7.0 million in the first quarter of 2012, compared to $14.7 million in the first quarter of 2011. This decrease is primarily attributable to a reduction of $8.8 million in the non-cash loss on extinguishment of debt recorded in the first quarter of 2012, compared to the first quarter of 2011. Also contributing to the decrease was a $1.7 million reduction in interest expense due to principal prepayments on Arena’s Deerfield loan totaling $42.7 million between January 2011 and March 2012. These decreases were partially offset by a $2.8 million increase in non-cash losses from revaluation of derivative liabilities. Arena’s net loss allocable to common stockholders in the first quarter of 2012 was $29.4 million, or $0.18 per share, compared to $42.2 million, or $0.35 per share, in the first quarter of 2011.

At March 31, 2012, cash and cash equivalents totaled $88.2 million, which includes net proceeds of $52.6 million from two equity financings in the first quarter of 2012. At March 31, 2012, approximately 180.5 million shares of common stock were outstanding.

Arena’s Recent Highlights

•	Filed a marketing authorization application (MAA) for lorcaserin through the centralized procedure with the European Medicines Agency (EMA), and the EMA has accepted the MAA for review.

•

The US Food and Drug Administration (FDA) notified Arena that an Endocrinologic and Metabolic Drugs Advisory Committee meeting to discuss the lorcaserin New Drug Application (NDA) resubmission is scheduled on May 10, 2012.

Conference Call

As announced on its last conference call, Arena plans to host a conference call and webcast to provide a business and financial update following the FDA’s Endocrinologic and Metabolic Drugs Advisory Committee meeting.

About Lorcaserin

Lorcaserin, an investigational drug candidate intended for weight management, including weight loss and maintenance of weight loss, in patients who are obese (BMI >30) or patients who are overweight (BMI >27) and have at least one weight-related co-morbid condition, is a new chemical entity that is believed to act as a selective serotonin 2C receptor agonist. The serotonin 2C receptor is expressed in the brain, including the hypothalamus, an area believed to be involved in the control of appetite and metabolism. Arena has patents that cover lorcaserin in the United States, Europe and other jurisdictions that in most cases are capable of continuing into 2023 without taking into account any patent term extensions or other exclusivity Arena might obtain.

Arena resubmitted the lorcaserin NDA to the FDA in December 2011, and the agency has assigned a new Prescription Drug User Fee Act (PDUFA) target date of June 27, 2012. Eisai Inc. has exclusive rights to market and distribute lorcaserin in the United States subject to FDA approval of the lorcaserin NDA. An MAA for lorcaserin was accepted for filing by the EMA in March 2012. Arena currently owns rights to lorcaserin outside of the United States.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs that target G protein-coupled receptors, an important class of validated drug targets, in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication and use, safety, efficacy, mechanism of action and potential of lorcaserin; the regulatory review of the lorcaserin NDA resubmission and MAA filing; the FDA advisory committee meeting, the discussion on the NDA resubmission and related preparations; future company updates; the Eisai collaboration and activities thereunder; the potential approval and commercialization of lorcaserin; lorcaserin’s patent coverage; and Arena’s focus, goals, strategy, research and development programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: the timing of regulatory review is uncertain and Arena’s applications for regulatory approval of lorcaserin may not be reviewed when or as anticipated; the FDA may not complete its review of the lorcaserin NDA resubmission by the PDUFA date; the occurrence, timing, results and impact of FDA advisory committee meetings relating to lorcaserin and other drug candidates; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to lorcaserin and Arena’s other research and development programs may not meet safety, efficacy or other regulatory requirements or otherwise be sufficient for regulatory review or approval; unexpected or unfavorable new data; risks related to commercializing new products; Arena’s ability to obtain and defend its patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; risks related to relying on collaborative agreements; the timing and receipt of payments and fees, if any, from collaborators; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended March 31,
	2012	2011
	(unaudited)
Revenues
Manufacturing services	$1,292	$1,408
Collaborative agreements	897	2,517

Total revenues	2,189	3,925

Operating Expenses
Cost of manufacturing services	791	2,381
Research and development	14,470	15,935
General and administrative	6,355	6,890
Restructuring charges	0	3,467
Amortization of acquired technology & other intangibles	176	436

Total operating expenses	21,792	29,109
Interest and Other Income (Expense)
Interest income	15	49
Interest expense	(3,031)	(4,694)
Gain (Loss) from valuation of derivative liabilities	(2,375)	439
Loss on extinguishment of debt	(1,670)	(10,514)
Other	87	6

Total interest and other expense, net	(6,974)	(14,714)

Net loss	(26,577)	(39,898)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	(2,824)	(2,260)

Net loss allocable to common stockholders	$(29,401)	$(42,158)

Net loss per share allocable to common stockholders:
Basic	$(0.18)	$(0.35)

Diluted	$(0.18)	$(0.35)

Shares used in calculating net loss per share allocable to common stockholders:
Basic	164,213	121,654

Diluted	164,213	121,654

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31, 2012	December 31, 2011
	(unaudited)	[1]
Assets
Cash and cash equivalents	$88,193	$57,632
Accounts receivable	1,003	607
Other current assets	2,779	2,021
Land, property & equipment, net	80,864	82,066
Acquired technology & other non-current assets	14,960	14,803

Total assets	$187,799	$157,129

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$7,276	$9,574
Total deferred revenues	43,860	44,682
Total derivative liabilities	3,992	1,617
Total note payable to Deerfield [2]	12,182	14,698
Total lease financing obligations & other long-term liabilities	75,663	75,996
Total stockholders’ equity	44,826	10,562

Total liabilities & stockholders’ equity	$187,799	$157,129

1 The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

2 The outstanding principal balance of the note payable to Deerfield was $17.3 million at March 31, 2012, and $22.3 million at December 31, 2011.

###